Exhibit 10.1

AMENDMENT TO AMENDED EMPLOYMENT AGREEMENT

This Amendment to Amended Employment Agreement (the “Amendment”) is made effective as of the date described in Section 1 below, by and between Biofrontera, Inc, a Delaware corporation (the “Company”) having its registered office at 120 Presidential Way, Suite 330, Woburn, MA 01801 and Prof. Dr. Hermann Luebbert (the “Executive”) of Hoehenstrasse 59, 51381 Leverkusen, Germany.

Recitals

Whereas, the Parties have entered into a certain Employment Agreement on August 11, 2021, which was amended by the Parties on October 1, 2021 (collectively, the “Employment Agreement”);

Whereas, the Employment Agreement contemplated a scenario in which the Executive may increase the percentage his working capacity that he devotes to the performance of his duties under the Employment Agreement, subject to the approval and consent of the Company’s board of directors;

Whereas, the Employment Agreement states that upon the Effective Date of the Employment Agreement, Executive’s salary shall be determined and approved by Company’s board of directors, which will be commensurate with the scope of his responsibilities and appropriate with the respect to the Company’s financial situation; and

Whereas, Executive has ended his employment with Biofrontera AG, with his last date of employment being December 14, 2021;

Now, therefore, in consideration of the foregoing and the agreements contained here, the Parties hereto, intending to be legally bound hereby agree as follows:

Agreement

1.	Effective Date. The Effective Date of this Amendment shall be the same as the Effective Date of the Employment Agreement. For the avoidance of doubt, this date shall be December 15, 2021, as reflected in Section 2(a) below.

2.	Amendment to Employment Agreement. As of the effective date of this Amendment:

a.	Section 1 of the Employment Agreement shall be amended to read in its entirety as follows (added language appears in italics, deleted language appears in strikethrough):

“EFFECTIVE DATE, EMPLOYMENT, AND TERM

This Agreement shall be~~come~~ effective ~~upon:~~ as of December 15, 2021.

~~-~~	~~The Company’s successful completion of an initial public offering pursuant to an effective Registration Statement on Form S-1, and~~

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~~-~~	~~The earlier of either of the following occurrences:~~

~~o~~	~~Biofrontera AG is first deemed not to control the Company under German law, or~~

~~o~~	~~The day after Executive’s last day of employment with Biofrontera AG~~

(the “Effective Date”). It is agreed that Executive will devote 100% of his working capacity to the performance of his duties hereunder. This Agreement shall remain in full force and effect for an indefinite period of time and is subject to termination pursuant to Section 9 of the Agreement.

~~Upon execution of this Agreement, Executive is employed as the Chief Executive Officer of Biofrontera AG. While Executive remains so employed and the contract with Biofrontera AG remains valid in all aspects (with the exception that Executive’s base salary may be decreased to 70% of its full value), he shall devote approximately 30% of his working capacity to his duties hereunder. However, if Executive’s employment with Biofrontera AG terminates, Executive may devote a larger percent of his working capacity (up to 100%) to the performance of his duties hereunder, subject to the approval and consent of the Board of Directors.~~”

b.	Section 4 of the Employment Agreement shall be amended to read in its entirety as follows (added language appears in italics, deleted language appears in strikethrough):

“COMPENSATION

For the services to be rendered by the Executive under the Agreement, the Company shall pay him a salary while he is rendering such services and performing his duties hereunder, and the Executive shall accept such salary as full payment for such service. Executive’s annual base salary shall be $468,500.00, ~~At all times, and regardless of what percentage of Executive’s working capacity is dedicated to his duties hereunder, Executive’s salary shall be i) subject to the approval and consent of the Board of Directors of the Company, ii) commensurate with the scope of Executive’s duties and responsibilities (as determined by objective criteria), and iii) consistent with and appropriate under Company’s then current financial situation. Executive’s salary shall be~~ reduced by (i) Federal income tax withholding, (ii) FICA; and (iii) such other reductions as may be agreed upon by the parties or required by law, and shall be paid in bi-weekly installments and in accordance with the Company’s customary payroll procedure. For each fiscal year in effect during the active life of this Agreement, the Executive shall be eligible to receive a cash bonus of up to ~~100~~ 65% of his base salary (the “Target Bonus”) upon the attainment of performance goals set in advance by the Board of Directors. All such bonuses shall be paid after the completion of the Company’s financial statements for the applicable fiscal year as and when bonuses are paid to members of senior management generally. The actual amount of Executive’s bonus shall depend upon the level of achievement of set targets, however no bonus shall be paid if the level of target achievement is below 70%.

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Upon the Executive’s termination of employment, regardless of the reason for such termination and regardless of the party by whom such termination is initiated, the Executive shall be entitled to immediate payment of all accrued but unpaid base salary and expenses owed. In addition, upon the Executive’s termination of employment by the Company other than termination for “Cause” under Section 9(d) of the Agreement, the Executive shall be entitled to a severance payment equal to one twelfth the Executive’s then-current annual base salary for each full year the Executive has been employed by the Company (including Biofrontera AG, as a past affiliate of the Company); provided, however, that such payment shall not exceed two full years of Executive’s then-current base salary.

Further, the Executive shall participate in Company’s stock option plan. The number of options rewarded to him shall be at the discretion of the Board of Directors.”

3.	Continuing Effect of Original Agreement.

a.	This Amendment shall only serve to amend and modify the Employment Agreement to the extent specifically provided herein. All terms, conditions, provisions, exhibits and references of and to the Employment Agreement that are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. On and after the date of this Amendment, each reference in the Employment Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Employment Agreement, including the exhibits relating thereto, in any other agreements, documents or instruments executed and delivered pursuant to the Employment Agreement, shall mean and be a reference to the Employment Agreement as amended by this Amendment.

b.	For the avoidance of doubt, the Parties agree that the first payment made to Executive under the Agreement shall include a “catch up” payment to account for all sums owed to Executive that were accrued between the Effective Date and the date on which this Amendment was executed.

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IN WITNESS WHEREOF, the parties have executed the Agreement,

Biofrontera Inc.

/s/ Erica Monaco	3/02/2022
Erica Monaco	Date
Chief Executive Officer
President of the Board of Directors

Executive
/s/ Hermann Luebbert	3/02/2022
Prof. Dr. Hermann Luebbert	Date

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